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                                                                   Exhibit 99.1


                              FOR IMMEDIATE RELEASE
                              ---------------------
                                FEBRUARY 3, 1999


Contact:      John M. Flanagan, Jr.,
              Sr. Vice President and
              Chief Financial Officer
Four Landmark Square, Suite 302
Stamford, CT 06901
Telephone:      (203) 323-1100
Facsimile:      (203) 325-3110


                        SCOTT CABLE COMMUNICATIONS, INC.
                        --------------------------------

On February 1, 1999, Scott Cable Communications, Inc. (the "Company") consummated the previously announced sale of substantially all of its assets to InterLink Communications Company, LLLC ("InterLink") of Denver, Colorado pursuant to Section 363 of the Bankruptcy Code for a sale price of $165,000,000, subject to closing adjustments.

Under the Bankruptcy Court's order of January 14, 1999 authorizing the Company's foregoing sale, the Company cannot distribute the sale proceeds to creditors except pursuant to further order of the Court. The Company has therefore filed a motion seeking Court authorization to permit the payment in full of the Company's indebtedness to Finova Capital Corporation, the Company's senior secured lender, and the payment in full of the Company's secured creditors holding the Company's 15% senior subordinated secured pay-in-kind notes due March 18, 2002 (the "15% Notes"). In response to the Company's foregoing motion, the Internal Revenue Service (the "IRS") has filed a partial objection thereto, which objection seeks to limit the Company's payment of the 15% Notes insofar as necessary to maintain Company funds sufficient to pay all federal and state tax claims. The Bankruptcy Court has scheduled a February 9, 1999 hearing on the Company's payment motion and the IRS's objection thereto.

The IRS has previously commenced an action in the Bankruptcy Court challenging the liens and claims of the holders of the Company's 16% junior subordinated secured pay-in-kind notes due July 18, 2002 (the "16% Notes"). The amount, if any, ultimately to be distributed to the holders of the 16% Notes will depend upon the outcome of that action. Pending the resolution of that action, no distributions will be made to the holders of the 16% Notes.


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